U.S. SECURITIES AND EXCHANGE COMMISSION
450 FIFTH STREET, N.W.
WASHINGTON, DC 20549

June 27, 2000

RE:  Cleco Corporation ("Registrant")
     Cleco Corporation 401 (k) Savings and Investment Plan

The Registrant has not provided all supporting documentation for the Cleco Corporation 401 (k) Savings and Investment Plan required to complete our audit of the financial statements for the year ended December 31, 1999. Accordingly, we are unable to issue the related accountants' report prior to June 28, 2000.

Very truly yours



PricewaterhouseCoopers LLP